PRESS RELEASE                                                         EXHIBIT 99

FOR IMMEDIATE RELEASE

PARLUX REPORTS THIRD QUARTER RESULTS


FORT LAUDERDALE, FLORIDA February 13, 2004. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today results for its third quarter ended December 31, 2003.

Net sales for the quarter were $25,763,661 compared to $19,780,626 for the same quarter of the prior year, an increase of 30%, which is attributable to new product launches during the holiday period and the strengthening of sell-through in all distribution channels. Net income for the quarter was $1,687,246 ($0.18 per share), compared to a net income of $106,820 ($0.01 per share), for the comparable prior year period, due to higher sales coupled with controlled spending.

For the nine-month period ended December 31, 2003, net sales were $60,957,182, compared to $57,613,990, an increase of 6%. Net income of $3,806,439 ($0.40 per share) compared to net income of $4,333,235 ($0.43 per share) for the comparable prior year period. The prior year included pre-tax income of $4,000,564 relating to a one-time settlement of a lawsuit against a supplier. Excluding the effect of this settlement, net income for the prior period would have been $1,852,885 ($0.18 per share).

Commenting on the results, Mr. Ilia Lekach, Chairman and Chief Executive Officer said, "Our business has strengthened and our new product launches have contributed to our growth. We trimmed operating expenses, and have achieved profitability as planned. We are optimistic that the agreement we reached with GUESS?, Inc. for a new fragrance to be launched on a worldwide basis will help contribute to Parlux's future success."

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, Ocean Pacific (OP), Fred Hayman Beverly Hills, and GUESS?, Inc.

The Company may periodically release forward-looking statements pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company's ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              (See table attached)

FOR:           PARLUX FRAGRANCES, INC.
CONTACT:       Ilia Lekach 954-316-9008 Ext. 116  Frank A. Buttacavoli Ext. 117
PR NEWSWIRE:   COMPANY NEWS ON-CALL:  (800) 758-5804  Parlux code 674987
               COMPANY NEWS ON-INTERNET:   http://www.prnewswire.com

                             PARLUX FRAGRANCES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

THREE MONTHS ENDED DECEMBER 31,               2003            2002
-------------------------------           ------------    ------------

Net sales
  Unrelated customers                     $ 12,009,892    $ 14,734,673
  Related customers                         13,753,769       5,045,953
                                          ------------    ------------
                                            25,763,661      19,780,626

Cost of goods sold, including
   $1,082,352 and $1,219,060
   of promotional items for
   the three months ended
   December 31, 2003 and 2002,
   respectively                             12,954,375       9,676,379
                                          ------------    ------------
Gross margin                                12,809,286      10,104,247
Operating expenses                          10,008,656       9,754,360
                                          ------------    ------------

Operating income                             2,800,630         349,887
Interest expense and
   bank charges, net                            79,266         177,598
                                          ------------    ------------

Income before taxes                          2,721,364         172,289
                                          ------------    ------------
Income tax provision                         1,034,118          65,469
                                          ------------    ------------
Net income                                $  1,687,246    $    106,820
                                          ============    ============
Fully diluted earnings per share          $       0.18    $       0.01
                                          ============    ============

Weighted average shares outstanding          9,467,609      10,261,826

NINE MONTHS ENDED DECEMBER 31,               2003            2002
------------------------------           ------------    ------------

Net sales
  Unrelated customers                     $ 30,243,016    $ 40,418,550
   Related customers                        30,714,166      17,195,440
                                          ------------    ------------
                                            60,957,182      57,613,990
Cost of goods sold, including
   $2,512,939 and $2,892,509
   of promotional items for
   the nine months ended
   December 31, 2003 and 2002,
   respectively                             31,309,902      29,088,982
                                          ------------    ------------
Gross margin                                29,647,280      28,525,008

Operating expenses                          23,313,194      24,465,562
                                          ------------    ------------

Operating income                             6,334,086       4,059,446
Interest expense and bank charges, net         194,668         612,441
Litigation settlement, net of expenses               0      (3,542,083)
                                          ------------    ------------
Income before taxes                          6,139,418       6,989,088

Income tax provision                         2,332,979       2,655,853
                                          ------------    ------------
Net income                                $  3,806,439    $  4,333,235
                                          ============    ============
Fully diluted earnings per share          $       0.40    $       0.43(1)
                                          ============    ============

Weighted average shares outstanding          9,497,239      10,168,102

----------
(1) Excluding the effect of the proceeds from the settlement of the litigation with a supplier in the amount of $4,000,564 (which is presented net of related expenses above), diluted earnings per share would have been $0.18 for the nine-month period ended December 31, 2002.


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